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THE LOEWEN GROUP INC.

                                                                    Exhibit 11
                                                                      For 10-Q

COMPUTATION OF PER SHARE EARNINGS
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

                                                  Three months ended        Nine months ended
                                                     September 30              September 30
                                                  ------------------      ---------------------
                                                    2000       1999         2000        1999
                                                  -------    -------      --------    ---------
BASIC
  Net earnings (loss)                             $(2,969)   $ 1,916      $(56,516)   $ (96,487)
  Less: Preferred share dividends                   2,216      2,215         6,715        6,644
                                                  -------    -------      --------    ---------
  Net loss attributable to Common
    shareholders                                  $(5,185)   $  (299)     $(63,231)   $(103,131)
                                                  -------    -------      --------    ---------
                                                  -------    -------      --------    ---------
  Weighted average shares outstanding (000's)      74,145     74,145        74,145       74,103
                                                  -------    -------      --------    ---------
  Basic earnings (loss) per share                 $ (0.07)   $     0      $  (0.85)   $   (1.39)
                                                  -------    -------      --------    ---------
                                                  -------    -------      --------    ---------

FULLY DILUTED
  Net loss attributable to Common
    shareholders                                  $(5,185)   $  (299)     $(63,231)   $(103,131)
  Less: imputed earnings reversal from
    dilutive options, net of tax effect                 0          0             0            0
                                                  -------    -------      --------    ---------
  Fully diluted net loss                          $(5,185)   $  (299)     $(63,231)   $(103,131)
                                                  -------    -------      --------    ---------
                                                  -------    -------      --------    ---------
  Weighted average shares outstanding (000's)      74,145     74,145        74,145       74,103
  Shares issuable upon assumed conversion
    of dilutive options                                 0          0             0            0
                                                  -------    -------      --------    ---------
  Fully diluted shares (000's)                     74,145     74,145        74,145       74,103
                                                  -------    -------      --------    ---------
                                                  -------    -------      --------    ---------
  Fully diluted earnings (loss) per share         $ (0.07)   $     0      $  (0.85)   $   (1.39)
                                                  -------    -------      --------    ---------
                                                  -------    -------      --------    ---------